Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Prospectus Supplement No. 11 to Registration Statement No. 333-148414 of our reports dated March 31, 2010, relating to the consolidated financial statements and related financial statement schedules of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries and the combined financial statements of Behringer Harvard Ventures, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 1, 2010